Exhibit 99.1

PROPELL ANNOUNCES UPCOMING MERGER WITH DESIGNBYHUMANS.COM™

Combines PropellShops™ ‘Instant Ecommerce’ with DBH’s ‘Crowdsourced’ Apparel

SAN ANSELMO, CA, June 21, 2010/BusinessWire  - In a combination that is expected to expand both companies’ reach into the billion-dollar online apparel market, Propell Corporation (OTC: PROP), founder of the Propellshops.com ‘instant ecommerce’ system for schools, musicians and the military, today announced its execution of a definitive agreement to merge with DesignByHümans.com of Irvine, Calif., a provider of “crowdsourced” designer apparel.

“The combination is a perfect fit,” said Ed Bernstein, CEO and cofounder of Propell.   “PropellShops, our on-demand merchandise service, lets schools, nonprofits, musicians and the military instantly market apparel and other products featuring their logo or artwork.  DesignByHümans targets a very different market segment, having built a strong reputation among a community of artists and designers who create custom designed apparel for the 14-to-35 market.”

“Together, we will have more resources and shared expertise which we are confident will provide better value for all our customers, while each brand remains focused on its core audience,” Bernstein said.

“DesignByHümans will remain focused on its community-sourced model and t-shirt design contests, where all of the designs you see on our site are submitted – and voted on – by our community,” said Jason Gutierrez, cofounder with his brother Matt Gutierrez of DesignByHümans.  “We’re thrilled at the marketing and technical resources this merger will bring, which we believe will enhance our ability to deliver great designs and great products,” Matt added.

The merger will also provide the combined entity with considerable manufacturing and marketing expertise.  Led by a seasoned veteran of the apparel industry, Jamey Draper, DesignByHümans was founded by the Gutierrez brothers in 2007.   DesignByHümans’ popularity is a direct result of Jason and Matt’s previous experience in apparel and design – and their innate understanding of both the design community, and their online customers.

Draper, who also owns Sunsports, Inc., one of the country’s leading screen printers, brings expertise in apparel manufacturing that is expected to allow the combined company to offer higher quality, faster turnaround times, and cutting edge manufacturing.

“While the combination will permit us to jointly enhance technology, operations and infrastructure, the DesignByHümans  and PropellShops design and marketing teams will remain independent,”  Draper said.  “It’s important the combined resources are there to stand behind – not dilute -- both brands as they grow and thrive.”

Both companies have established significant business partnerships.  Key PropellShops partners include eChalk, which provides technology services including PropellShops to thousands of K-12 schools nationwide.  Propell is also working with the $10 billion Army Air Force Exchange Service, which will soon offer Propell-powered personalized merchandise to its millions of active duty and retired military members.   DesignByHümans  partners with Live Nation, the largest live entertainment company in the world, to create T-shirt contests featuring leading bands,  including Lil Wayne, Incubus, Kings of Leon, Kiss, and most recently Stone Temple Pilots.  DesignByHümans  also markets select products at retail through its licensing partnership with Fifth Sun, a leading supplier of licensed T-shirts and graphics apparel

The merger is subject to several conditions before it will close, including a financing commitment from third-party investors and conversion of certain debts of both companies to equity.

ABOUT PROPELL CORPORATION

Propell Corporation’s PropellShop service is a web-based e-commerce solution that lets any organization – whether school, nonprofit, sports team or military organization – instantly create a web store offering customized apparel and gifts featuring their brand, logo or other artwork. The shop can then be embedded in the organization’s web site, or provided as a standalone site. Propell’s partners have complete control of their shops – they simply upload their artwork, choose which items to sell, and set pricing. Propell does the rest – hosting the shop, making the products, shipping them to customers, and paying the partner a share of every sale.

ABOUT DESIGNBYHUMANS.COM

DesignByHümans.com is a worldwide internet-based T-shirt design competition targeting individuals between the ages of 14 and 35 who make up a worldwide community of graphic designers, artists and everyday T-shirt consumers.  The Irvine, Calif.-based firm capitalizes on the power of the Internet along with the popularity of “customer-made” and “crowd-sourced” product design.  DesignByHümans  markets its products through a highly compelling web environment coupled with a proprietary viral-marketing system to produce a superior quality product with a short lead-time into the hands of its customers.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words “believe,” “anticipate,” “expect,” “intend,” “estimate,” and similar expressions.   All statements in this document regarding the future outlook related to Propell Corporation are forward-looking statements, including, but not limited to the expected growth of PropellShops or Designbyhumans.com., our ability to now provide better value to our customers and our ability to enhance our delivery. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, such as the risk  that our combined entities will not create the desired results, that the conditions to the merger will not be fulfilled and the merger will not be consummated,  the markets we have targeted will be interested in our service our anticipated expansion may not occur as planned, or we may not be able to attract the anticipated number of customers. Additional uncertainties and risks are described in our most recently filed SEC documents, such as our most recent annual report on Form 10-K. For a more detailed discussion of factors that affect Propell Corporation’s operations, please refer to the Company’s Securities and Exchange Commission filings.  Copies of this filing is available through the SEC website at http:// www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof. The Company undertakes no obligation to update this forward-looking information.